Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (File No. 333‑44500, File No. 333‑136828, File No. 333‑151504, File No. 333‑166495, File No. 333‑173793, File No. 333‑217652, File No. 333‑237947, and File No. 333‑269963) and Form S‑3 (File No. 333‑264533) of Clearfield, Inc. and Subsidiaries of our report dated November 15, 2024, relating to the consolidated financial statements, which appears in this annual report on Form 10‑K for the year ended September 30, 2024.

/s/ Baker Tilly, US, LLP

Minneapolis, Minnesota

November 15, 2024